Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter and Year to Date Fiscal 2016 Results

Lakewood, Colorado, July 28, 2016. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter and year to date fiscal 2016 periods ended June 30, 2016, reaffirmed its outlook for fiscal 2016 and provided its initial unit growth outlook range for fiscal 2017.

Highlights for Third Quarter and Year to Date Fiscal 2016 Compared to Third Quarter and Year to Date Fiscal 2015

●	Net sales increased 13.0% to $179.3 million in the third quarter and increased 13.4% to $524.5 million year to date.

●	Comparable store sales increased 1.8% in the quarter and 2.1% year to date. Daily average comparable store sales increased 0.7% in the third quarter and increased 1.8% year to date.

●	Net income was $2.7 million with diluted earnings per share of $0.12 in the third quarter and was $10.0 million with diluted earnings per share of $0.44 year to date.

●	EBITDA was $10.4 million in the third quarter and was $35.8 million year to date.

●

Opened 15 new stores year to date in fiscal 2016, compared to 12 new stores year to date in fiscal 2015, resulting in growth rates of 19.2% and 17.9% for the twelve month periods ended June 30, 2016 and 2015, respectively.

“We began to see some stabilization in our sales trends during the third quarter, which, combined with prudent cost measures, allowed us to deliver results consistent with our guidance,” said Kemper Isely, Co-President. “We are confident that the sales initiatives we are implementing, along with new store performance that is in line with expectations, will support our growth objectives.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter and year to date fiscal 2016 and 2015 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2016 Compared to Third Quarter Fiscal 2015

During the third quarter of fiscal 2016, net sales increased $20.6 million, or 13.0%, to $179.3 million compared to the same period in fiscal 2015, primarily due to a $17.7 million increase in new store revenue and a $2.9 million, or 1.8%, increase in comparable store sales. Daily average comparable store sales increased 0.7% in the third quarter of fiscal 2016, which followed a 5.8% increase in the third quarter of fiscal 2015 and was driven by a 0.7% increase in average transaction size period over period. Daily average mature store sales decreased 1.3% in the third quarter of fiscal 2016. For fiscal 2016, mature stores include all stores open during or before fiscal 2011.

Gross profit during the third quarter of fiscal 2016 increased 10.4% over the same period in fiscal 2015 to $50.9 million, primarily driven by an increase in the comparable store base, comparable store sales growth and one additional selling day compared to the same period in fiscal 2015. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.4% for the third quarter of fiscal 2016 compared to 29.1% for the third quarter of fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs as a percentage of sales and shrink expense, partially offset by product margin improvements across most categories.

Store expenses during the third quarter of fiscal 2016 increased $6.6 million, or 19.7%, to $40.1 million. Store expenses as a percentage of sales increased approximately 125 basis points to 22.4% during the third quarter of fiscal 2016 compared to 21.1% in the third quarter fiscal 2015. This increase was primarily due to increases in salary-related expenses, depreciation and other store expenses.

Administrative expenses increased $0.5 million, or 11.4%, to $4.8 million for the three months ended June 30, 2016 compared to $4.3 million for the three months ended June 30, 2015. The increase in administrative expenses was primarily due to the addition of senior management positions to support the Company’s growth, together with legal and public company costs. Administrative expenses as a percentage of sales was 2.7% for each of the three months ended June 30, 2016 and 2015.

Pre-opening and relocation expenses increased $0.9 million during the third quarter of fiscal 2016 compared to the comparable period in fiscal 2015, due to the number and timing of new store openings and relocations. During the third quarter of fiscal 2016, the Company opened six new stores, relocated one store and remodeled one store compared to opening four new stores during the third quarter of fiscal 2015. Additionally, the Company incurred heightened pre-opening expenses as it prepared to open eight new stores during the fourth quarter of fiscal 2016.

Interest expense during the third quarter of fiscal 2016 remained relatively flat when compared to the comparable period in fiscal 2015.

The Company’s effective income tax rate for the three months ended June 30, 2016 and 2015 was 17.5% and 32.8%, respectively. The decrease in the effective income tax rate was driven by a revision in the Company’s estimated annual federal tax rate from 35% to 34% and federal and state tax credits in our fiscal 2015 tax return that were higher than previously estimated in the provision for the three months ended June 30, 2016.

Net income in the third quarter of fiscal 2016 was $2.7 million, with diluted earnings per share of $0.12. EBITDA in the third quarter of fiscal 2016 was $10.4 million.

Operating Results — Year to Date Fiscal 2016 Compared to Year to Date Fiscal 2015

During the nine months ended June 30, 2016, net sales increased $62.2 million, or 13.4%, over the same period in fiscal 2015 to $524.5 million due to a $52.4 million increase in sales from new stores and a $9.8 million, or 2.1%, increase in comparable store sales. Daily average comparable store sales increased 1.8% during the first nine months of fiscal 2016, which followed a 5.8% increase year to date in fiscal 2015. The 1.8% increase year to date in fiscal 2016 was driven by a 1.1% increase in average transaction size and a 0.7% increase in daily average transaction count. Daily average mature store sales decreased 0.8% year to date in fiscal 2016.

Gross profit year to date in fiscal 2016 increased 11.5% over the same period in fiscal 2015 to $150.8 million, primarily driven by an increase in the number of comparable stores, comparable store sales growth and one additional selling day compared to the same period in fiscal 2015. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.8% year to date in fiscal 2016, compared to 29.3% year to date in fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs as a percentage of sales. Product margin improvements across most categories were offset by increased shrink expense, all as a percentage of sales.

Store expenses as a percentage of sales increased 90 basis points year to date in fiscal 2016 compared to the comparable period in fiscal 2015, due primarily to increases in salary-related expenses, depreciation and other store expenses.

Administrative expenses increased $1.8 million, or 14.2%, to $14.5 million for the nine months ended June 30, 2016 compared to $12.7 million for the nine months ended June 30, 2015. The increase in administrative expenses was primarily due to the addition of senior management positions to support our growth, together with legal and public company costs. Administrative expenses as a percentage of sales were 2.8% and 2.7% for each of the nine months ended June 30, 2016 and 2015, respectively.

Pre-opening and relocation expenses increased $1.9 million year to date in fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to the number and timing of new store openings and relocations. During the first nine months of fiscal 2016, the Company opened 15 new stores, relocated three stores and remodeled one store compared to opening 12 new stores during the first nine months of fiscal 2015. Additionally, the Company incurred heightened pre-opening expenses as it prepared to open eight new stores during the fourth quarter of fiscal 2016.

Interest expense decreased less than $0.1 million, or 2.9%, in the nine months ended June 30, 2016 compared to the comparable period in fiscal 2015, primarily due to an increase in capitalized interest, partially offset by an increase in interest expense associated with the Company’s credit facility due to higher average borrowings during the nine months ended June 30, 2016.

The Company’s effective income tax rate for the nine months ended June 30, 2016 and 2015 was 33.3% and 36.1%, respectively. The decrease in the effective income tax rate was driven by a revision in the Company’s estimated annual federal tax rate from 35% to 34% and federal and state tax credits in our fiscal 2015 tax return that were higher than previously estimated in the provision for the nine months ended June 30, 2016.

Net income for the nine months ended June 30, 2016 was $10.0 million, with diluted earnings per share of $0.44. EBITDA for the nine months ended June 30, 2016 was $35.8 million.

Balance Sheet and Cash Flow

As of June 30, 2016, the Company had $2.7 million in cash and cash equivalents, and $25.2 million available under its credit facility. On May 10, 2016, the Company’s credit facility was amended to increase the amount available for borrowing thereunder to $45.0 million. Credit facility usage was comprised of $18.8 million of direct borrowings and $1.0 million of letters of credit.

Year to date in fiscal 2016, the Company generated $20.7 million in cash from operations and invested $39.3 million in capital expenditures, primarily for new stores.

Growth and Development

During the third quarter of fiscal 2016, the Company opened six new stores, bringing the total store count as of June 30, 2016 to 118 stores located in 19 states. The Company opened 15 new stores year to date in fiscal 2016 compared to 12 new stores year to date in fiscal 2015, resulting in 19.2% and 17.9% unit growth rate for the twelve month periods ended June 30, 2016 and 2015, respectively. Additionally, the Company relocated one store and completed the remodel of another store during the third quarter of fiscal 2016. The Company plans to open a total of 23 new stores in fiscal 2016, which would result in an annual unit growth rate of 22.3%.

As of the date of this release, the Company has opened two additional stores in Arizona, relocated a store in Colorado and has 19 signed leases for stores planned to open in fiscal 2016 and 2017 in Arizona, Colorado, Idaho, Iowa, Missouri, Nevada, North Dakota, Oregon, Texas, Utah and Washington.

Fiscal 2016 Outlook

The Company is reiterating its outlook for fiscal 2016, which was updated when the Company reported preliminary second quarter results on April 20, 2016:

	Current Fiscal 2016 Outlook	Nine Months Ended June 30, 2016 Actual
Number of new stores	23	15
Number of relocations	4	3
Number of remodels	1	1
Daily average comparable store sales growth	0% to 1.5%	1.8%
Net income as a percent of sales	1.6% to 1.8%	1.9%
Diluted earnings per share	$0.50 to 0.56	$0.44
EBITDA as a percentage of sales	6.7% to 7.0%	6.8%
Capital expenditures (in millions)	$52 to 54	$39

Initial Fiscal 2017 Unit Growth Outlook

The Company is providing its initial 2017 unit growth outlook. The company anticipates opening 19 to 23 new stores, representing 15% to 18% unit growth over the expected fiscal 2016 year-end store count.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 120 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contacts:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2016	2015	2016	2015
Net sales	$179,274	158,650	524,455	462,281
Cost of goods sold and occupancy costs	128,344	112,508	373,627	326,975
Gross profit	50,930	46,142	150,828	135,306
Store expenses	40,095	33,508	114,768	97,018
Administrative expenses	4,813	4,322	14,503	12,705
Pre-opening and relocation expenses	2,007	1,078	4,399	2,525
Operating income	4,015	7,234	17,158	23,058
Interest expense	(768)	(768)	(2,154)	(2,217)
Income before income taxes	3,247	6,466	15,004	20,841
Provision for income taxes	(567)	(2,121)	(4,999)	(7,529)
Net income	$2,680	4,345	10,005	13,312

Net income per common share:
Basic	$0.12	0.19	0.44	0.59
Diluted	$0.12	0.19	0.44	0.59
Weighted average number of shares of common stock outstanding:
Basic	22,501,044	22,491,158	22,499,229	22,488,975
Diluted	22,506,098	22,500,454	22,505,220	22,499,732

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$2,703	2,915
Accounts receivable, net	2,593	2,576
Merchandise inventory	86,368	74,818
Prepaid expenses and other current assets	3,347	1,108
Deferred income tax assets	—	866
Total current assets	95,011	82,283
Property and equipment, net	172,003	145,219
Other assets:
Deposits and other assets	947	778
Goodwill and other intangible assets, net of accumulated amortization of $372 and $683, respectively	5,599	5,623
Deferred financing costs, net	53	21
Total other assets	6,599	6,422
Total assets	$273,613	233,924

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,050	49,896
Accrued expenses	13,293	19,649
Capital and financing lease obligations, current portion	435	333
Total current liabilities	69,778	69,878
Long-term liabilities:
Capital and financing lease obligations, net of current portion	30,509	27,274
Deferred income tax liabilities	10,961	6,073
Revolving credit facility	18,827	—
Deferred compensation	644	314
Deferred rent	8,360	6,922
Leasehold incentives	8,557	7,975
Total long-term liabilities	77,858	48,558
Total liabilities	147,636	118,436
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,503,644 and 22,496,628 shares issued and outstanding, respectively	23	22
Additional paid-in capital	55,604	54,982
Retained earnings	70,489	60,484
Common stock in treasury, at cost, 10,300 and no shares, respectively	(139)	—
Total stockholders’ equity	125,977	115,488
Total liabilities and stockholders’ equity	$273,613	233,924

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2016	2015
Operating activities:
Net income	$10,005	13,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,617	15,532
Loss on disposal of property and equipment	4	53
Share-based compensation	662	398
Deferred income tax expense	5,754	958
Non-cash interest expense	10	12
Changes in operating assets and liabilities
Increase in:
Accounts receivable, net	(17)	(525)
Merchandise inventory	(11,550)	(10,656)
Prepaid expenses and other assets	(2,409)	(613)
Increase (decrease) in:
Accounts payable	3,409	8,028
Accrued expenses	(6,363)	910
Deferred compensation	330	207
Deferred rent and leasehold incentives	2,280	1,605
Net cash provided by operating activities	20,732	29,221
Investing activities:
Acquisition of property and equipment	(39,302)	(24,806)
Proceeds from sale of property and equipment	12	12
Payment for acquisition.	—	(5,601)
Net cash used in investing activities	(39,290)	(30,395)
Financing activities:
Borrowings under credit facility	175,062	115,423
Repayments under credit facility	(156,235)	(115,423)
Capital and financing lease obligations payments	(290)	(169)
Contingent consideration payments for acquisition	—	(514)
Loan fees paid	(42)	—
Repurchases of common stock	(139)	—
Payments on withholding tax for restricted stock unit vesting	(10)	(22)
Net cash provided by (used in) financing activities	18,346	(705)
Net decrease in cash and cash equivalents	(212)	(1,879)
Cash and cash equivalents, beginning of period	2,915	5,113
Cash and cash equivalents, end of period	$2,703	3,234
Supplemental disclosures of cash flow information:
Cash paid for interest	$161	35
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $469 and $207, respectively	1,897	2,109
Income taxes paid	6,362	6,254
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$9,177	6,367
Property acquired through capital and financing lease obligations	3,343	5,827

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization.

EBITDA decreased 17.7% to $10.4 million in the three months ended June 30, 2016 compared to $12.6 million for the three months ended June 30, 2015. EBITDA decreased 7.3% to $35.8 million in the nine months ended June 30, 2016 compared to $38.6 million for the nine months ended June 30, 2015. EBITDA as a percent of sales was 5.8% and 8.0% in the three months ended June 30, 2016 and 2015, respectively. EBITDA as a percent of sales was 6.8% and 8.3% in the nine months ended June 30, 2016 and 2015, respectively. Stores with leases that are classified as capital and financing lease obligations, rather than being reflected as operating leases, increased EBITDA as a percentage of sales by approximately 55 basis points in each of the three months ended June 30, 2016 and 2015, respectively, and by approximately 55 basis points in each of the nine months ended June 30, 2016 and 2015, respectively, due to the impact on cost of goods sold and occupancy costs as discussed above, as well as occupancy costs that would have been included in pre-opening expenses prior to the stores’ opening dates if these leases had been accounted for as operating leases.

We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under the Credit Facility. Further, our incentive compensation plans base incentive compensation payments on EBITDA.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives. Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered as an alternative to, or substitute for, net income or other financial statement data presented in our consolidated financial statements as indicators of our financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.

The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2016	2015	2016	2015
Net income	$2,680	4,345	10,005	13,312
Interest expense	768	768	2,154	2,217
Provision for income taxes	567	2,121	4,999	7,529
Depreciation and amortization	6,380	5,402	18,617	15,532
EBITDA	$10,395	12,636	35,775	38,590

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.